Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153771 on Form S-8 of Bank of America Corporation and the Registration Statement No. 333-41425 and No. 333-85421 on Form S-8 of the Merrill Lynch & Co., Inc. filed with the Securities and Exchange Commission, pertaining to Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan of our report dated June 22, 2010, with respect to the financial statements and supplemental schedule of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2009 and for the year then ended.

/s/ Morris, Davis & Chan LLP
Charlotte, North Carolina
June 22, 2010

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